Exhibit 99

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS AN INCREASE IN NET INCOME OF 20.87%
FOR THE FOURTH QUARTER AND 51.67% FOR THE YEAR ENDED DECEMBER 31, 2004

Mayagüez, Puerto Rico, January 24, 2005. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO, reported today its results for the fourth quarter and year ended December 31, 2004.

W Holding reported a net income of $46.1 million or $0.24 earnings per basic common share ($0.23 on a diluted basis) for the quarter ended December 31, 2004, as compared to a net income of $38.1 million or $0.19 earnings per basic and diluted common share for the same period in 2003, after giving effect to the three-for-two (3x2) stock split and a two percent (2%) stock dividend declared on December 6, 2004 and December 13, 2004, respectively, and distributed both on January 10, 2005. This is an increase of $8.0 million or 20.87% over the prior year quarter.

For the year ended December 31, 2004, W Holding reported a net income of $171.9 million or $0.89 earnings per basic common share ($0.86 on a diluted basis), as compared to a net income of $113.3 million or $0.57 earnings per basic common share ($0.55 on a diluted basis) (as adjusted) for the same period in 2003, an increase of $58.6 million or 51.67%. The $113.3 million net income reported for the year ended December 31, 2003, was affected by a loss of $22.7 million ($17.0 million net of tax) on valuation and disposition of the Company’s investment in CBO’s and CLO’s, as previously reported.

The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the quarter ended December 31, 2004, were 1.33% and 28.31%, respectively, as compared to 1.37% and 29.44% reported for the same quarter in 2003. For the year ended December 31, 2004, the ROA and the ROCE were 1.33% and 28.55%, respectively, compared to 1.15% and 22.79%, for the same period in prior year. The ratios for the comparable year ended December 31, 2003, were affected by the loss referred to in the previous paragraph.

At December 31, 2004, driven by strong increases in W Holding activities, total assets ended at $14.3 billion, surpassing our year end goal of reaching $14.0 billion in total assets. Total assets grew $2.8 billion or 24.46%, from $11.5 billion at December 31, 2003. Loans receivable-net, grew by $1.3 billion or 26.86%, from $4.7 billion at December 31, 2003, as a result of the Company’s continued strategy of growing its loan portfolio through commercial real estate, construction and land acquisition, asset-based and other commercial loans. The investment portfolio, excluding short-term money market instruments, grew by $1.2 billion or 19.91%, from $5.8 billion at December 31, 2003, to $6.9 billion at December 31, 2004.

Stockholders’ equity increased to $1.1 billion as of December 31, 2004, compared to $828.5 million as of December 31, 2003. Such increase resulted principally from the combination of the issuance of 2,675,500 shares of the Company’s Series H Preferred Stocks completed on December 21, 2004, providing a net capital infusion of $129.3 million, plus the net income of $171.9 million generated during the year ended December 31, 2004, partially offset by dividends paid during the year of $23.5 million and $27.2 million on our common and preferred shares, respectively, and a decrease of $721,000 in other comprehensive loss, net of tax, on the mark to market of our portfolio of investment securities available for sale at December 31, 2004, when compared to December 31, 2003. The period-end number of common shares outstanding increased from 106,290,294 as of December 31, 2003, to 163,918,835 as of December 31, 2004, as a result of the issuance of 56,781,960 common shares for the stock split and stock dividend declared in December 2004 and distriuted both on January 10, 2005, the conversion of 276,994 shares of the Company’s convertible preferred stock series A, into 631,831 shares of the Company’s common stock, and the issuance of 214,750 common shares from the exercise of stock options.

Net Interest Income

Net interest income for the fourth quarter ended December 31, 2004 was $76.7 million, an increase of $5.4 million or 7.63%, from $71.3 million for the same period of last year. This increase mainly resulted from the net interest-earning assets of $786.1 million, which contributed a $15.1 million positive volume variance, which was partially offset by a $9.6 million negative rate variance. Average interest-earning assets for the fourth quarter of 2004 increased by $2.8 billion or 25.89%, compared to the same quarter in previous year, mainly driven by increases in the average loan portfolio of $1.2 billion, particularly in the commercial real estate, construction and land acquisition, asset-based and other commercial loan portfolios, and in the average investment portfolio, excluding short-term money market instruments, which increased also by $1.2 billion. The increase in the investment portfolio, excluding short-term money market instruments, was primarily in tax exempt securities, such as U.S. Government and agencies obligations. For the year ended December 31, 2004, net interest income increased from $239.3 million in 2003, to $299.5 million, an increase of $60.2 million or 25.17%. This increase mainly resulted from the net interest-earning assets of $734.1 million, which contributed a $66.4 million positive volume variance, which was partially offset by a $6.1 million negative rate variance. Average interest-earning assets increased by $3.1 billion or 33.06%. This increase in average interest-earning assets was driven by increases in the average loan portfolio of $1.1 billion, mainly in the commercial real estate, construction and land acquisition, asset-based and other commercial loan portfolios, and in the average investment portfolio, excluding short-term money market instruments, of $1.8 billion, primarily in tax exempt securities, such as U.S. Government and agencies obligations. The average yield earned in interest-earning assets decreased from 4.87% to 4.85% and from 4.92% to 4.74%, for the quarter and year ended December 31, 2004, respectively, when compared to prior year periods. The decrease in the average yield was mainly due to a lower average yield earned on the loans portfolio, due to a higher volume of commercial real estate loans and other commercial loans with floating rates. The decrease in the average yield earned on the loans portfolio was partially offset by higher reinvestment rates on matured and called securities and higher yields earned in money market instruments. Reinvestment rates for new securities were higher when compared to the previous periods, except for the last quarter of 2004, as the U.S. Treasury yield curve initially steepened ahead of the reaction by the Federal Reserve who started to increase interest rates in the second week of August 2004. As a result of this lagging factor, yields earned on floating rate loans were not

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adjusted as fast as on investment securities since the Prime Rate (an index used by the Bank to re-price most of its loans) was raised at a slower pace following the Federal Reserve action. More recently, during last quarter of 2004, reinvestment rates decreased, primarily due to the flattening of the U.S. Treasury yield curve.

Our overall cost of rates paid increased 35 basis points, from 2.39% to 2.74%, for the quarter ended December 31, 2004, when compared to the prior year quarter. The increase on the overall cost of rates paid was primarily due to increases of 40 and 33 basis points on the average interest rate paid on deposits and on federal funds purchased and repurchase agreements, respectively. Average interest paid on deposits increased from 2.25% for the quarter ended December 31, 2003, to 2.65% for the same period in 2004, while average interest rate paid on federal funds purchased and repurchase agreements increased from 2.48% for the quarter ended December 31, 2003, to 2.81% for the same period in 2004. The increase in the overall cost of rates paid was partially offset by lower cost of rates in advances from the Federal Home Loan Bank, which decreased 44 basis points from 4.11% for the quarter ended December 31, 2003, to 3.67% for the same period in 2004. On a year to year comparison, the overall cost of rates paid decreased 5 basis points from 2.53% for the year ended December 31, 2003, to 2.48% for the year ended December 31, 2004. Average interest rates paid on federal funds purchased and repurchase agreements decreased 12 basis points from 2.61% for the year ended December 31, 2003, to 2.49% for the year ended December 31, 2004, while the average interest rate paid on advances from the Federal Home Loan Bank decreased 38 basis points from 4.38% for the year ended December 31, 2003, to 4.00% for the year ended December 31, 2004. The decrease of 5 basis points on a year to year comparison is mainly due to certain liabilities that became due during the current year that were of longer terms and higher costs. These liabilities were part of the strategy in previous periods of increasing the maturities of a portion of the Bank’s liabilities in anticipation of rising interest rates. As explained in the preceding paragraph, cost of rates for deposits adjusted immediately as the LIBOR rate (an index used by the Bank to re-price its deposits) increased by market conditions following the change in the U.S. Treasury yield curve. The strong growth in average interest-earning assets between both periods was in part offset by increases in the average interest-bearing liabilities of $2.7 billion or 26.84%, and $2.9 billion or 33.49%, for the quarter and year ended December 31, 2004, respectively. Deposits grew in average by $1.2 billion and $1.1 billion, during the quarter and the year ended December 31, 2004, while other borrowings (federal funds purchased, repurchase agreements, advances from FHLB and other borrowings) in average rose by $1.5 billion and $1.8 billion for the same periods, respectively.

Net Interest Margin

Our net interest margin decreased 38 basis points during the fourth quarter of 2004, to 2.26% from 2.64% in the fourth quarter of 2003. On a tax equivalent basis our net interest margin also decreased 30 basis points, from 2.96% to 2.66% for the same period. The decrease in our net interest margin obeyed to a decrease in our loan portfolio average yield, coupled with an increase in the cost of rates for deposits and other borrowings, as previously explained. We attribute this contraction primarily to the flattening of the yield curve, whereby the 10-year U.S. Treasury yield remained relatively flat, while the short end of the curve increased. On a linked quarterly comparison, our net interest margin decreased by 14 basis points, from 2.40% in the third quarter of 2004. On a tax equivalent basis, our net interest margin also decreased 18 basis points, from 2.84% in the third quarter of 2004.

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For the year ended December 31, 2004, our net interest margin decreased 15 basis points, and on a tax equivalent basis, decreased by 6 basis point, when compared to the year ended December 31, 2003. The decrease in the net interest margin was mainly attributed to a decrease in our loan portfolio yield and an increase in the rate paid in our deposits. This decrease was partially offset by an increase in the investment securities yield and a decrease in the rate paid in our borrowings, as previously explained.

Under a flat interest rate scenario for the next twelve month period, based on our asset and liability composition as of December 31, 2004, we estimate our net interest margin will be approximately 2.26% during said period. Assuming an instantaneous 100 basis points decrease in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 2.11% to 2.24% during said period. Assuming a 100 basis points increase in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 1.98% to 2.26%. Furthermore, a 200 basis points increase in the fed funds rate will cause our net interest margin to fluctuate between a range of 1.74% to 2.30%. Accordingly, the repricing of the Bank’s deposits and other borrowings coupled to the flattening of the yield curve could contract the net interest margin for year 2005. The lower and higher values of such range meaning the lowest and highest net interest margin for any given quarter within the said twelve month period. These ranges are management’s estimates based on instantaneous rate shocks of 100 and 200 basis points and does not consider any asset/liability management strategy it could undertake given such interest rate changes.

Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.

Noninterest Income

Noninterest income increased $1.8 million for the three month period ended December 31, 2004, when compared to the same period in 2003. This increase was mainly the result of an increase of $1.7 million on the net gain on sales and valuation of loans, securities and other assets. The increase on the net gain on sales and valuation of loans, securities and other assets was primarily due to realized gains of $525,000 on investment securities and $1.2 million on loans securitized or sold in the secondary market.

For the year ended December 31, 2004, noninterest income increased $24.6 million, when compared to the same period in 2003. The increase was mainly due to the net loss of $22.7 million recorded during the same period in 2003, relating to our investment in CBO’s and CLO’s, and included in loss on sales and valuation of loans, securities and other assets, as previously reported.

Noninterest Expenses

Total noninterest expenses increased $1.9 million or 8.11% for the three-month period ended December 31, 2004, and $15.3 million or 18.04% for the year ended December 31, 2004, when compared to the corresponding periods in 2003. Salaries and employees’ benefits, which is the largest component of total noninterest expenses, increased $1.4 million or 15.93% for the fourth quarter of year 2004, and $4.5 million or 13.23% for the year ended December 31, 2004, as

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compared to the corresponding periods in 2003. Such increases are attributed to the continued expansion of the Company, including increases in personnel, normal salary increases and related employees’ benefits, principally attributed to our continued expansion in the San Juan Metropolitan area. At December 31, 2004, the Company had 1,252 full-time employees, including its executive officers, an increase of 160 employees or 14.65%, since December 31, 2003.

Advertising expense decreased by $102,000 or 5.95% for the three months ended December 31, 2004, and increased $3.8 million or 56.88% for the year ended December 31, 2004, when compared to the same periods in 2003. The increase for the full year is principally due to various radio, newspaper and television campaigns promoting Westernbank’s institutional image and positioning the Company for its strategy in the San Juan Metropolitan area, as well as 2004 promotional campaigns for several Bank’s products. The decrease during the three months ended December 31, 2004, is attributed to lesser promotional efforts during the elections period.

Noninterest expenses, other than salaries and employees’ benefits, and advertising discussed above, increased $610,000 or 4.61% for the fourth quarter of 2004, and $7.0 million or 15.85% for the year ended December 31, 2004, resulting primarily from costs associated with the Company’s growth and expansion.

Eventhough such increases in noninterest expenses, the Company maintained the same at adequate levels, and achieved an efficiency ratio of 30.90% for the fourth quarter of year 2004, and 30.51% for the year ended December 31, 2004.

Provision for Income Taxes

The current provision for Puerto Rico income taxes for the three month and the year ended December 31, 2004, amounted to $8.3 million and $28.2 million, compared to $9.0 million and $29.3 million in the same periods of 2003, respectively. The increase in the income before the provision for income taxes includes a significant increase in the Company’s exempt interest income derived from the investment in tax exempt securities, primarily in U.S. Government and Agencies Obligations, as previously explained. The deferred income tax credit decreased in 2004 when compared to 2003, since in 2003 the Company recorded a deferred income tax asset related to a capital loss carryforward on the liquidation of the Company’s CBO’s and CLO’s portfolio which is available to offset capital gains in future years. The change in the deferred provision for the quarter ended December 31, 2004, when compared to the prior year quarter, is attributable to other timing differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses. Therefore, the Company’s effective tax rate is substantially below the statutory rate.

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Asset Quality

W Holding’s asset quality continues to be strong, in spite of the Company’s continued aggressive loan portfolio growth, as measured by our reserves to total loans, non-performing loans as a percentage of total loans and net charge-offs to average loans. W Holding is essentially a secured lender having 83% of its loan portfolio as of December 31, 2004 secured by real estate. Our combined delinquency on all portfolios for the categories of 60 days and over continues to be below our benchmark of 1% for both periods, being 0.57% at December 31, 2004, and 0.74% at December 31, 2003, an improvement of 17 basis points from the prior year. The delinquency ratio on the commercial loan portfolio for the categories of 60 days and over, also improved 29 basis points to 0.55% (less than 1%), when compared to 0.84% reported for the year ago period, our lowest delinquency ratio since year 2000. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased 14 basis points, to 1.03% at December 31, 2004, when compared to 0.89% for the comparable period last year. Such increase was mainly due to regular consumer loans past due over 90 days which are collateralized by real estate properties.

The provision for possible loan losses amounted to $6.6 million for the quarter ended December 31, 2004, slightly up from $6.3 million for the same period in the previous year, an increase of $220,000 or 3.47%. Eventhough the loan portfolio grew between periods, this slight increase was attributed to lower net charged offs during the 2004 fourth quarter. For the year ended December 31, 2004, the provision for possible loan losses amounted to $36.7 million, up from $27.0 million for the year ended December 31, 2003, an increase of $9.6 million or 35.65% The allowance for possible loan losses reached $80.1 million as of December 31, 2004. The increase in the provision for loan losses is attributable to the overall growth in the Company’s loan portfolio, particularly those of its commercial real estate loans portfolio, the loan portfolio of its asset-based lending division, Westernbank Business Credit, and the provision associated with the loan portfolio of the Expresso of Westernbank. The commercial real estate loan portfolio grew to $3.2 billion at December 31, 2004, an increase of $893.2 million or 39.50%, when compared to December 31, 2003. Westernbank Business Credit loan portfolio grew to $831.1 million at December 31, 2004, an increase of $192.5 million or 30.15%, when compared to December 31, 2003. The Expresso of Westernbank loan portfolio decreased from $150.4 million at December 31, 2003, to $144.0 million at December 31, 2004, a decrease of $6.5 million or 4.30%. The decrease in the Expresso of Westernbank loan portfolio was mainly due to management’s strategy of stabilizing charge-offs as the division portfolio matures and average yields continue to increase. The average yields of Westernbank Business Credit and the Expresso of Westernbank loan portfolios were 6.21% and 20.34%, respectively, for the year ended December 31, 2004.

Non-performing loans stand at $34.3 million or 0.57% (less than 1%) of Westernbank’s loan portfolio at December 31, 2004, an improvement of 9 basis points when compared to 0.66% reported at December 31, 2003. In absolute amounts, non-performing loans increased by $3.0 million, from $31.2 million as of December 31, 2003. The increase in non-performing loans primarily comes from the Company’s commercial and regular consumer loan portfolios. Non-performing loans on the commercial loan portfolio increased by $1.3 million, when compared to December 31, 2003. This increase is mostly attributed to one commercial loan with a principal balance of $1.5 million, collateralized by real estate. At December 31, 2004, this loan did not require a valuation allowance. At December 31, 2004, the allowance for possible loan losses was 233.64% of total non-performing loans (reserve coverage), compared to the 197.17%

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reported at December 31, 2003. Moreover, of the total allowance of $80.1 million, $8.9 million is for our specific allowance and the remaining $71.2 million is for our general allowance.

Net loans charge-off in the fourth quarter of 2004 were $3.1 million or 0.21% (annualized) to average loans, compared to $3.9 million or 0.33% to average loans for the same period in 2003, an decrease of $792,000. For the year ended December 31, 2004, net charge-offs amounted to $18.2 million or 0.34% to average loans, an increase of $5.7 million, when compared to $12.6 million or 0.29% to average loans in 2003. The decrease in net loans charge-off for the fourth quarter of 2004 when compared to the same quarter in 2003, is principally attributed to lower net charge-offs of consumer loans. The increase for the full year is primarily due to loans charged-off in the ordinary course of business, mainly in our consumer loan portfolio. The increase in consumer loans charged-off for the year ended December 31, 2004, was principally due to loans charged-off by the Expresso of Westernbank division, which amounted to $12.4 million for the year ended December 31, 2004 when compared to $7.9 million for the year ago period. On a linked quarter comparison, loans charged-off by the Expresso of Westernbank division continued its decreasing trend from $3.2 million for the third quarter of 2004, to $2.5 million for the fourth quarter of 2004. The delinquency ratio of the Expresso of Westernbank division portfolio at December 31, 2004, was 1.88% for the categories of 60 days and over. This ratio is slightly above management’s estimate and accordingly, management is emphasizing an increase in the overall yield charged on such loans, continuously revising its underwriting policies, as well as increasing the level of collateralized loans, to compensate for such higher delinquency. Efforts in this regard has resulted in a decreasing trend in net charge offs during the last three quarters as measures begins to yield positive results. Also, the loan portfolio of Expresso of Westernbank collateralized by real estate at December 31, 2004, accounts for 12% of the outstanding balance, attaining our goal of having at least 10% of the Expresso loan portfolio collateralized by real estate.

Total Loans, Investments and Deposits

Loans receivable-net, grew $1.3 billion or 26.86%, to $5.9 billion at December 31, 2004, compared to $4.7 billion at December 31, 2003. This increase reflects the Company’s emphasis on continued growth in its loan portfolio through commercial real estate, other commercial asset-based, consumer and construction lending. As a result, the portfolio of real estate loans secured by first mortgages, increased from $3.4 billion as of December 31, 2003, to $4.4 billion as of December 31, 2004, up by $1.0 billion or 30.60%. Commercial real estate loans secured by first mortgages increased from $2.3 billion as of December 31, 2003, to $3.2 billion as of December 31, 2004, an increase of $893.2 million or 39.50%. Other loans portfolio, including commercial loans not collateralized by real estate, consumer loans (including the Expresso of Westernbank loans portfolio), loans on deposits and credit cards, increased from $1.4 billion as of December 31, 2003, to $1.6 billion as of December 31, 2004, up by $248.8 million or 17.95%. The unsecured portion of the Expresso of Westernbank loan portfolio remained relatively unchanged increasing by $3.1 million or 2.40%, from $128.9 million at December 31, 2003, to $132.0 million at December 31, 2004, as management has sought to stabilize charge offs as the portfolio matures and average yields continue to increase. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on W Holding loan portfolio.

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W Holding investment portfolio, excluding short-term money market instruments, stands at $6.9 billion at December 31, 2004, growing $1.2 billion or 19.91% in comparison to December 31, 2003. Such growth is focused principally on tax-exempt securities guaranteed by the United States Government and agencies, accounting for 98.75% of our investment portfolio as of December 31, 2004. The investment portfolio at December 31, 2004, had an average contractual maturity of 53 months. The Company’s interest rate risk model, takes into consideration the callable feature of certain investment securities. Taking into consideration the callable features of these securities, the investment portfolio as of December 31, 2004, had a remaining average maturity of 10 months. However, no assurance can be given that such levels will be maintained in future periods.

As of December 31, 2004, total deposits reached $6.2 billion, from $5.4 billion at December 31, 2003, representing an increase of $845.7 million or 15.70%, while federal funds purchased and repurchase agreements increased to $6.7 billion, from $5.0 billion at December 31, 2003, an increase of $1.6 billion or 32.45%, mainly to fund W Holding strong loans portfolio growth of 26.86% and investments growth, excluding short-term money market instruments, of 19.91%.

Commenting on the financial results of the Company, and more specifically those of its main subsidiary, Westernbank, Mr. Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer of both companies, stated that “We are very pleased with our results for 2004 with an excellent combination of continued growth coupled with very strong asset quality. We were able to surpass our goal of $14 billion in total assets at December 31, 2004, achieved our goal of reaching $170 million in net income for the year and above all, we were able to produce such outstanding asset quality with an overall delinquency ratio of 0.57%. Furthermore, our commercial loan portfolio delinquency ratio was an outstanding 0.55% down from the year ago ratio of 0.84% and our lowest delinquency ratio since year 2000. Our consumer loan delinquency continued at an outstanding 1.03% even including our Expresso loans. These numbers are definitely the results of our dedicated, talented and very hard working employees’ group and further sustains our view that we can grow at a fast pace while at the same time producing quality growth above our peers both in Puerto Rico and abroad. We have said it before and we are very proud to produce such outstanding results.”

Mr. Stipes continued saying that: “We believe Westernbank is in a position to continue gaining market share in Puerto Rico as it builds out its branch network in the San Juan Metroplex and east coast regions. These plans include the opening in February 2005 of a new mega-branch in Humacao, where it has no presence, and likewise another new mega-branch in the Condado area within the next 120 to 150 days. Concurrently, we will be building five more mega-branches in Hato Rey, Isla Verde, Cupey, Rexville and in Ponce. As we have recently expressed, we also intend to expand and extend our success story into the continental United States in the next 18 to 30 months, where we will be soliciting authorization to conduct business specifically in the states of New York, Massachusetts, Georgia and Florida.”

Referring to the Company’s continued success, Mr. Freddy Maldonado, Chief Financial Officer and Vice President of Finance and Investment of the Company indicated: “Our Company has had the largest organic loan market share gain in Puerto Rico over the past five years. Year 2004 was not the exception and we intend to keep gaining market share over the coming years. Our consistent level of growth, evidenced by the results reported herewith, is further confirmed by the most recent statistics provided by the Office of the Commissioner of Financial Institutions

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of Puerto Rico. Westernbank is by far, the largest real estate commercial lender in Puerto Rico with an overall market dominance of 38.84%.

In regard to overall lending activities, we are the dominant market leader in what is called the NORTHWESTERN region of Puerto Rico, which includes the cities of Mayagüez and Aguadilla, among others, holding 59% of the market; and in the SOUTHWESTERN region, which includes the cities of Ponce and Yauco, among others, holding 51% of the market. In the San Juan metroplex market, which is unquestionably Puerto Rico’s richest and most populated, we hold a market share of 8.20%, with enormous growth potential”.

This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited, to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 52 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 12 at the San Juan Metropolitan area of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

Messrs. Frank C. Stipes, Chief Executive Officer, and Freddy Maldonado, Chief Financial Officer, are available to answer appropriate questions regarding this press release. You may contact any of the above officers at (787) 834-8000; or via internet at westernbank@wbpr.com or URL:http://www.w-holding.com.

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EXHIBIT I

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended December 31,			Year Ended December 31,
	2004	2003		2004	2003
	(Dollars in thousands, except share data)
Income Statement and Share Data

Interest income:
Loans, including loan fees	$89,454	$72,626		$322,164	$275,848
Investment securities	58,672	44,946		212,213	134,273
Mortgage and asset-backed securities	8,829	11,003		37,489	40,140
Money market instruments	7,453	3,028		19,510	11,633

Total interest income	164,408	131,603		591,376	461,894

Interest expense:
Deposits	41,578	28,769		143,860	114,755
Federal funds purchased and repurchase agreements	44,164	30,040		141,414	101,652
Advances from FHLB	1,947	1,513		6,568	6,037
Other borrowings	—	—		—	142

Total interest expense	87,689	60,322		291,842	222,586

Net interest income	76,719	71,281		299,534	239,308
Provision for loan losses	6,550	6,330		36,691	27,048

Net interest income after provision for loan losses	70,169	64,951		262,843	212,260

Noninterest income:
Service charges on deposit accounts	1,996	1,769		7,969	7,053
Other fees and commissions	5,209	5,465		20,642	20,778
Loss on derivative instruments	(20)	(82)		(7)	(236)
Net gain (loss) on sales and valuation of loans, securities, and other assets	1,762	35		2,629	(20,949)

Total noninterest income	8,947	7,187		31,233	6,646

Total net interest income and noninterest income	79,116	72,138		294,076	218,906

Noninterest expenses:
Salaries and employees’ benefits	10,470	9,032		38,317	33,840
Equipment	2,464	2,330		9,445	9,044
Deposit insurance premium and supervisory examination	795	665		2,907	2,392
Occupancy	1,812	1,680		6,694	6,603
Advertising	1,613	1,715		10,508	6,698
Printing, postage, stationery, and supplies	716	727		3,206	3,253
Telephone	551	572		2,315	2,279
Municipal taxes	1,078	900		3,953	3,600
Other	6,431	6,363		22,780	17,112

Total noninterest expenses	25,930	23,984		100,125	84,821

Income before provision for income taxes	53,186	48,154		193,951	134,085

Provision for income taxes:
Current	8,321	8,995		28,182	29,346
Deferred	(1,240)	1,016		(6,096)	(8,575)

Total provision for income taxes	7,081	10,011		22,086	20,771

Net income	$46,105	$38,143		$171,865	$113,314

Net income attributable to common stockholders	$39,198	$31,318		$144,707	$91,721

Basic earnings per common share	$0.24	$0.19	(1)	$0.89	$0.57	(1)

Diluted earnings per common share	$0.23	$0.19	(1)	$0.86	$0.55	(1)

Cash dividends declared per common share (2)	$0.04 (1)	$0.03	(1)	$0.14 (1)	$0.11	(1)

Period end number of common shares outstanding	163,918,835	162,624,150	(1)	163,918,835	162,624,150	(1)

Weighted average number of common shares outstanding	163,743,684	161,821,918	(1)	163,347,939	160,734,184	(1)

Weighted average number of common shares outstanding on a diluted basis	171,035,485	169,905,083	(1)	170,443,393	165,329,870	(1)

Cash dividends declared on:
Common stock	$5,891	$4,727		$23,502	$18,322

Preferred stock	$6,907	$6,825		$27,158	$21,593

(1)	Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared on December 6, 2004 and December 13, 2004, respectively, and distributed both on January 10, 2005.

(2)	Cash dividend amounts in the table are rounded.

EXHIBIT II

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	December 31, 2004	December 31, 2003
	(In thousands)
At Period End
Cash and due from banks	$77,752	$92,811

Money market instruments:
Federal funds sold and resell agreements	1,017,303	649,852
Interest-bearing deposits in banks	49,476	37,767
Investment securities available for sale, at fair value	7,881	55,080
Investment securities held to maturity, at amortized cost	6,921,379	5,723,710
FHLB stock, at cost	52,195	39,750
Mortgage loans held for sale, at lower of cost or fair value	1,633	2,555
Loans - net	5,941,233	4,683,118
Accrued interest receivable	88,285	75,567
Premises and equipment, net	110,051	103,370
Deferred income taxes, net	31,027	24,910
Other assets	38,447	30,950

Total Assets	$14,336,662	$11,519,440

Deposits:
Noninterest-bearing	$249,368	$192,760
Interest-bearing	5,981,843	5,192,716

Total deposits	6,231,211	5,385,476
Federal funds purchased and repurchase agreements	6,683,527	5,046,045
Advances from FHLB	211,000	146,000
Mortgage note	36,858	37,234
Accrued expenses and other liabilities	92,387	76,176

Total Liabilities	13,254,983	10,690,931
Stockholders’ equity	1,081,679	828,509

Total Liabilities and Stockholders’ Equity	$14,336,662	$11,519,440

	Quarter to Date Averages (1)		Year to Date Averages (1)
Average Balances	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
		(In thousands)
Cash and due from banks	$83,623	$90,803	$85,281	$84,446
Federal funds sold and resell agreements	848,691	556,565	833,577	554,500
Interest-bearing deposits in banks	50,638	49,585	43,621	27,613
Trading securities	—	1,317	—	—
Investment securities available for sale	10,053	68,461	31,481	107,983
Investment securities held to maturity	6,767,229	5,512,320	6,322,545	4,612,384
FHLB stock	54,650	39,750	45,973	41,536
Due from brokers	—	8,291	—	—
Mortgage loans held for sale	1,673	4,130	2,094	5,000
Loans - net	5,829,082	4,608,498	5,312,175	4,218,738
Accrued interest receivable	83,363	67,407	81,926	61,110
Premises and equipment, net	109,196	102,839	106,711	99,789
Deferred income taxes, net	30,407	25,423	27,968	20,618
Other assets	39,155	30,863	34,699	28,542

Total Assets	$13,907,760	$11,166,252	$12,928,051	$9,862,259

Deposits:
Noninterest-bearing	$245,104	$205,274	$221,064	$174,451
Interest-bearing	5,986,814	4,987,887	5,587,280	4,667,659

Total deposits	6,231,918	5,193,161	5,808,344	4,842,110
Federal funds purchased and repurchase agreements	6,347,631	4,900,791	5,864,786	4,071,693
Advances from FHLB	211,000	146,000	178,500	133,000
Mortgage note	36,909	37,285	37,046	37,528
Securities purchased but not yet received	2,510	—	—	—
Accrued expenses and other liabilities	77,558	75,886	84,281	71,299

Total Liabilities	12,907,526	10,353,123	11,972,957	9,155,630
Stockholders’ equity	1,000,234	813,129	955,094	706,629

Total Liabilities and Stockholders’ Equity	$13,907,760	$11,166,252	$12,928,051	$9,862,259

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT III a

W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED DECEMBER 31,
(UNAUDITED)

	2004			2003
			Annualized			Annualized
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$89,454	$5,859,661	6.07%	$72,626	$4,614,269	6.24%
Investment securities (3)	58,672	5,889,373	3.96%	44,946	4,436,079	4.02%
Mortgage and asset-backed securities (3)	8,829	864,226	4.06%	11,003	1,122,153	3.89%
Money market instruments	7,453	883,192	3.36%	3,028	548,181	2.19%

Total	164,408	13,496,452	4.85%	131,603	10,720,682	4.87%

Interest-bearing liabilities:
Deposits	41,578	6,241,345	2.65%	28,769	5,075,144	2.25%
Federal funds purchased and repurchase agreements	44,164	6,258,052	2.81%	30,040	4,799,717	2.48%
Advances from FHLB	1,947	211,000	3.67%	1,513	146,000	4.11%

Total	87,689	12,710,397	2.74%	60,322	10,020,861	2.39%

Net interest income	$76,719			$71,281

Interest rate spread			2.11%			2.48%

Net interest-earning assets		$786,055			$699,821

Net yield on interest-earning assets (4)			2.26%			2.64%

Interest-earning assets to interest-bearing liabilities ratio		106.18%			106.98%

Tax equivalent spread:
Interest-earning assets	$164,408	$13,496,452	4.85%	$131,603	$10,720,682	4.87%
Tax equivalent adjustment	13,662	—	0.40%	8,769	—	0.32%

Interest-earning assets - tax equivalent	178,070	13,496,452	5.25%	140,372	10,720,682	5.19%

Interest-bearing liabilities	87,689	$12,710,397	2.74%	60,322	$10,020,861	2.39%

Net interest income	$90,381			$80,050

Interest rate spread			2.51%			2.80%

Net yield on interest - earning assets (4)			2.66%			2.96%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Average loans exclude non-performing loans. Loan fees amounted to $2.5 million and $2.4 million for the three-months ended December 31, 2004 and 2003, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III b

W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
YEARS ENDED DECEMBER 31,
(UNAUDITED)

	2004			2003
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
	(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$322,164	$5,401,955	5.96%	$275,848	$4,278,468	6.45%
Investment securities (3)	212,213	5,400,997	3.93%	134,273	3,571,299	3.76%
Mortgage and asset-backed securities (3)	37,489	935,421	4.01%	40,140	998,257	4.02%
Money market instruments	19,510	745,828	2.62%	11,633	534,444	2.18%

Total	591,376	12,484,201	4.74%	461,894	9,382,468	4.92%

Interest-bearing liabilities:
Deposits	143,860	5,909,274	2.43%	114,755	4,768,490	2.41%
Federal funds purchased and repurchase agreements	141,414	5,676,595	2.49%	101,652	3,891,972	2.61%
Advances from FHLB	6,568	164,245	4.00%	6,037	137,838	4.38%
Other borrowings	—	—	—	142	3,698	3.85%

Total	291,842	11,750,114	2.48%	222,586	8,801,998	2.53%

Net interest income	$299,534			$239,308

Interest rate spread			2.26%			2.39%

Net interest-earning assets		$734,087			$580,470

Net yield on interest-earning assets (4)			2.40%			2.55%

Interest-earning assets to interest-bearing liabilities ratio		106.25%			106.59%

Tax equivalent spread:
Interest-earning assets	$591,376	$12,484,201	4.74%	$461,894	$9,382,468	4.92%
Tax equivalent adjustment	53,555	—	0.43%	31,522	—	0.34%

Interest-earning assets - tax equivalent	644,931	12,484,201	5.17%	493,416	9,382,468	5.26%

Interest-bearing liabilities	291,842	$11,750,114	2.48%	222,586	$8,801,998	2.53%

Net interest income	$353,089			$270,830

Interest rate spread			2.69%			2.73%

Net yield on interest - earning assets (4)			2.83%			2.89%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Average loans exclude non-performing loans. Loan fees amounted to $10.9 million and $8.7 million for the years ended December 31, 2004 and 2003, respectively.

(3)	Includes trading and available for sale securities.

(4)	Net interest income divided by average interest-earning assets.

EXHIBIT III c

W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended December 31,			Year Ended December 31,
	2004 vs. 2003			2004 vs. 2003
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$18,731	$(1,903)	$16,828	$64,831	$(18,515)	$46,316
Investment securities (1)	14,341	(615)	13,726	71,641	6,299	77,940
Mortgage and asset-backed securities (1)	(2,700)	526	(2,174)	(2,519)	(132)	(2,651)
Money market instruments	2,366	2,059	4,425	5,216	2,661	7,877

Total increase (decrease) in interest income	32,738	67	32,805	139,169	(9,687)	129,482

Interest expense:
Deposits	7,211	5,598	12,809	27,757	1,348	29,105
Federal funds purchased and repurchase agreements	9,877	4,247	14,124	44,217	(4,455)	39,762
Advances from FHLB	572	(138)	434	972	(441)	531
Other borrowings	—	—	—	(142)	—	(142)

Total increase (decrease) in interest expense	17,660	9,707	27,367	72,804	(3,548)	69,256

Increase (decrease) in net interest income	$15,078	$(9,640)	$5,438	$66,365	$(6,139)	$60,226

(1)	Includes trading and available for sale securities.

EXHIBIT IV

W HOLDING COMPANY, INC.
LOANS RECEIVABLE-NET
(UNAUDITED)

	December 31,	December 31,
	2004	2003
	(In thousands)
REAL ESTATE LOANS SECURED BY FIRST MORTGAGES:
Commercial real estate	$3,167,439	$2,269,380
Residential real estate, mainly one-to-four family residences	903,967	894,695
Construction and land acquisition	331,221	207,593

Total	4,402,627	3,371,668

Plus (less):
Undisbursed portion of loans in process	(3,076)	(4,993)
Premium on loans purchased	690	1,016
Deferred loan fees - net	(14,480)	(9,615)

Total	(16,866)	(13,592)

Real estate loans - net	4,385,761	3,358,076

OTHER LOANS:
Commercial loans	768,845	526,105
Consumer loans:
Loans on deposits	29,587	30,805
Credit cards	53,268	54,832
Other	789,095	777,573
Plus (less):
Premium on loans purchased	1,337	2,281
Deferred loan fees - net	(6,594)	(4,946)

Other loans - net	1,635,538	1,386,650

TOTAL LOANS	6,021,299	4,744,726
ALLOWANCE FOR LOAN LOSSES	(80,066)	(61,608)

LOANS - NET	$5,941,233	$4,683,118

EXHIBIT V

W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

	December 31,	December 31,
	2004	2003
	(Dollars in thousands)
Commercial, industrial and agricultural loans	$25,417	$24,142
Consumer loans	7,122	4,845
Residential real estate mortgage and construction loans	1,730	2,259

Total non-performing loans	34,269	31,246
Foreclosed real estate held for sale	3,811	4,082

Total non-performing loans and foreclosed real estate held for sale	$38,080	$35,328

Interest that would have been recorded if the loans had not been classified as non-performing	$3,557	$2,500

Interest recorded on non-performing loans	$243	$583

Total non-performing loans as a percentage of total loans at end of period	0.57%	0.66%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	0.27%	0.31%

EXHIBIT VI

W HOLDING COMPANY, INC.
CHANGE IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	December 31,	December 31,
	2004	2003
	(Dollars in thousands)
Balance, beginning of year	$61,608	$47,114

Loans charged-off:
Consumer loans (1)	(16,473)	(12,203)
Commercial, industrial and agricultural loans	(5,433)	(2,479)
Real estate-mortgage and construction loans	(297)	(184)

Total loans charged-off	(22,203)	(14,866)

Recoveries of loans previously charged-off:
Consumer loans (2)	1,920	799
Commercial, industrial and agricultural loans	1,844	1,141
Real estate-mortgage and construction loans	206	372

Total recoveries of loans previously charged-off	3,970	2,312

Net loans charged-off	(18,233)	(12,554)

Provision for loan losses	36,691	27,048

Balance, end of period	$80,066	$61,608

Ratios:
Allowance for loan losses to total loans at end of period	1.33%	1.30%
Provision for loan losses to net loans charged-off	201.23%	215.45%
Recoveries of loans to loans charged-off in previous period	26.71%	29.03%
Net loans charged-off to average total loans (3)	0.34%	0.29%
Allowance for loan losses to non-performing loans	233.64%	197.17%

(1)	Includes $12.4 million and $7.9 million of Expresso of Westernbank loans charged-offs for the years ended December 31, 2004 and 2003, respectively.

(2)	Includes $1.0 million and $17,000 of Expresso of Westernbank recoveries for the years ended December 31, 2004 and 2003, respectively.

(3)	Average loans were computed using beginning and period-end balances.

EXHIBIT VII

W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Dollars in thousands, except share data)
Per share data:
Dividend payout ratio	15.03%	15.09%	16.24%	19.97%
Book value per common share	$3.48	$2.73 (2)	$3.48	$2.73 (2)
Preferred stock outstanding at end of period	17,794,251	15,395,745	17,794,251	15,395,745
Preferred stock equity at end of period	$511,744	$384,894	$511,744	$384,894

Performance ratios:
Return on average assets (1)	1.33%	1.37%	1.33%	1.15%
Return on average common stockholders’ equity (1)	28.31%	29.44%	28.55%	22.79%
Efficiency ratio	30.90%	30.55%	30.51%	31.75%
Operating expenses to end-of-period assets	0.72%	0.83%	0.70%	0.74%

Capital ratios:
Total capital to risk-weighted assets	15.70%	14.87%	15.70%	14.87%
Tier I capital to risk-weighted assets	14.78%	13.98%	14.78%	13.98%
Tier I capital to average assets	7.72%	7.22%	7.72%	7.22%
Equity-to-assets ratio	7.54%	7.19%	7.54%	7.19%

Other selected data:

Total trust assets managed	$398,709	$326,527	$398,709	$326,527
Branch offices	52	51	52	51
Number of employees	1,252	1,092	1,252	1,092

(1)	The return on average assets is computed by dividing net income by average total assets for the period. The return on average common stockholders’ equity is computed by dividing net income less preferred stock dividends by average common stockholders’ equity. Average balance have been computed using beginning and period-end balances.

(2)	Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared on December 6, 2004 and December 13, 2004, respectively, and distributed both on January 10, 2005.